Filed Pursuant to Rule 433

Registration Statement No. 333-249314

Issuer Free Writing Prospectus dated October 6, 2020

Relating to Preliminary Prospectus Supplement dated October 5, 2020

BAIDU, INC.

Pricing Term Sheets

1.720% Notes due 2026 (the “2026 Notes”)

Issuer:	Baidu, Inc.
Principal Amount:	US$650,000,000
Maturity Date:	April 9, 2026
Coupon (Interest Rate):	1.720%
Public Offering Price:	100% of face amount
Ranking:	Senior unsecured
Format:	SEC registered
Listing:	Approval in-principle has been received for the listing and quotation of the 2026 Notes on the SGX-ST.
Minimum Denomination:	US$200,000 and integral multiples of US$1,000 in excess thereof
Yield to Maturity:	1.720%
Spread to Benchmark Treasury:	1.400%
Benchmark Treasury:	0.250% due 09/30/2025
Benchmark Treasury Price and Yield:	99-21 and 0.320%
Interest Payment Dates:	October 9 and April 9, commencing April 9, 2021
Interest Payment Record Dates:	September 24 and March 24
Optional Redemption:

Make Whole Call at any time prior to March 9, 2026 at a redemption price equal to the greater of 100% and a discount rate of the Treasury Yield plus 25 basis points.

Par Call at any time from or after March 9, 2026 at a redemption price equal to 100%.

Trade Date:	October 6, 2020
Settlement Date:	October 9, 2020
CUSIP / ISIN:	056752 AS7 / US056752AS75
Issue Ratings*:	Moody’s: A3; Fitch: A
Issuer Ratings**:	Moody’s: A3; Fitch: A
Joint Bookrunners:	Goldman Sachs (Asia) L.L.C. BofA Securities, Inc. J.P. Morgan Securities LLC

2.375% Notes due 2030 (the “2030 Notes”)

Issuer:	Baidu, Inc.
Principal Amount:	US$300,000,000
Maturity Date:	October 9, 2030
Coupon (Interest Rate):	2.375%
Public Offering Price:	100% of face amount
Ranking:	Senior unsecured
Format:	SEC registered
Listing:	Approval in-principle has been received for the listing and quotation of the 2030 Notes on the SGX-ST.
Minimum Denomination:	US$200,000 and integral multiples of US$1,000 in excess thereof
Yield to Maturity:	2.375%
Spread to Benchmark Treasury:	1.600%

Benchmark Treasury:	0.625% due 08/15/2030
Benchmark Treasury Price and Yield:	98-18+ and 0.775%
Interest Payment Dates:	October 9 and April 9, commencing April 9, 2021
Interest Payment Record Dates:	September 24 and March 24
Optional Redemption:

Make Whole Call at any time prior to July 9, 2030 at a redemption price equal to the greater of 100% and a discount rate of the Treasury Yield plus 25 basis points.

Par Call at any time from or after July 9, 2030 at a redemption price equal to 100%.

Trade Date:	October 6, 2020
Settlement Date:	October 9, 2020
CUSIP / ISIN:	056752 AT5 / US056752AT58
Issue Ratings*:	Moody’s: A3; Fitch: A
Issuer Ratings**:	Moody’s: A3; Fitch: A
Joint Bookrunners:	Goldman Sachs (Asia) L.L.C. BofA Securities, Inc. J.P. Morgan Securities LLC

*	A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time. Each rating should be evaluated independently of any other rating.
**	See “Risk Factors — Risks Related to the Notes — Our credit ratings may not reflect all risks of your investments in the Notes.” in the preliminary prospectus supplement.

We expect that delivery of the notes will be made against payment thereof on or about the settlement date specified in this communication, which will be the third business day following the date of pricing of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman Sachs & Co., an affiliate of Goldman Sachs (Asia) L.L.C., toll-free at 1-866-471-2526, BofA Securities, Inc., toll-free at 1-800-294-1322 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

No PRIIPs Key Information Document (KID) has been prepared as not available to retail in EEA.

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